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Exhibit 5.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the registration statement on Form F-9 dated October 28, 2011, of our audit report dated March 1, 2011, on the consolidated balance sheets of Canadian Natural Resources Limited as at December 31, 2010 and 2009, and the related consolidated statements of earnings, changes in shareholders' equity, comprehensive income and cash flows for each of years in the three year period ended December 31, 2010 and the assessment of the effectiveness of internal control over financial reporting of Canadian Natural Resources Limited as of December 31, 2010. We also consent to the reference to us under the heading "Experts" in the base shelf prospectus contained in the registration statement on Form F-9.

Chartered Accountants
Calgary, Alberta
October 28, 2011

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  Exhibit 5.1
Consent of Independent Auditors